News Release

ATHENE HOLDING LTD. REPORTS
THIRD QUARTER 2017 RESULTS
Q3 net income increased 117% year-over-year to $274 million
Q3 operating income, net of tax, increased 97% year-over-year to $231 million
Q3 ROE of 13.0%, Q3 Retirement Services operating ROE ex. AOCI and notables of 19.0%
Total investments, including related parties, increased 11% year-over-year to $81 billion
Invested assets of $79 billion, up 10% year-over-year
Executed two pension buyout transactions in October, for approximately $1 billion

PEMBROKE, Bermuda - November 6, 2017 - Athene Holding Ltd. ("Athene") (NYSE: ATH), a leading provider of retirement savings products, today announced financial results for the third quarter 2017.
Net income for the third quarter 2017 was $274 million, or $1.39 per diluted Class A share ("diluted share"), compared to net income in the third quarter 2016 of $126 million, or $0.68 per diluted share.
Operating income, net of tax1 for the third quarter 2017 was $231 million, or $1.18 per operating diluted Class A share ("operating diluted share"), compared to operating income, net of tax for the third quarter 2016 of $117 million, or $0.64 per operating diluted share. Operating income, net of tax excluding notable items was $254 million, compared to $169 million in 2016.
“Athene has delivered another quarter of strong liability origination, portfolio performance and financial results,” said Jim Belardi, CEO of Athene.
"Record year-to-date new deposits of $8 billion2 and a large pipeline of organic opportunities reflect the broad-based demand for our competitive retirement savings products. Momentum has accelerated in our institutional channel, and last month we executed our second and third PRT agreements, representing approximately $1 billion of pension obligations. Further, our high quality investment portfolio has delivered a 34 basis point2 increase in our net investment earned rate so far in 2017," Mr. Belardi noted.
"Our efficient operating platform has supported this growth while maintaining our expense margins and increasing shareholders’ equity ex. AOCI by 23% over prior year. We’ve set the bar high for ourselves, and we are well on our way to accomplishing the goals we presented at the beginning of this year."

1 This news release references certain Non-GAAP measures. See Non-GAAP Measures for additional discussion.
2 For the nine months ended September 30, 2017.

Other Highlights

•	Athene shareholders' equity increased 23% year-over-year to $8.7 billion and Athene shareholders' equity ex. AOCI increased 23% year-over-year to $7.5 billion, as of September 30, 2017

•	Estimated Q3 U.S. RBC of 478%, as of September 30, 2017

•	Estimated Q3 ALRe RBC of 545%[1] as of September 30, 2017; BSCR of 228%[2] as of December 31, 2016

•	Ranked #2 carrier in fixed indexed annuity sales for the twelve months ended June 30, 2017[3]

1 ALRe RBC ratio, which is used in evaluating our capital position and the amount of capital needed to support our segment, is calculated by applying the NAIC RBC factors to the Statutory Financial Statements of ALRe.
2 Effective January 1, 2016, in connection with the implementation of its broader regulatory regime, the BMA integrated the EBS framework into the determination of BSCR. The European Commission has granted the BMA's regulatory regime for reinsurance, group solvency calculation and group supervision full equivalence to Solvency II. Under the EBS framework, ALRe's assets are recorded at market value and its insurance reserves are determined by reference to nine prescribed scenarios, with the scenario resulting in the highest reserve balance required to be selected. This ratio is not comparable to prior year end BSCR ratios given the change in the solvency regime; however, consistent with the previous regime the minimum required capital ratio to be considered solvent by the BMA is 100%.
3 Rankings as of June 30, 2017 per LIMRA.

Third Quarter Results
Net income for the third quarter was $274 million, an increase of $148 million, or 117%, over the prior year. The increase was driven by a $114 million increase in operating income, net of tax, a favorable change in FIA derivatives primarily due to strong equity market performance and higher stock compensation expense in the prior year.
Our annual process of unlocking assumptions resulted in a decrease in pre-tax income of $33 million, compared to a decrease of $171 million in 2016.
Operating income, net of tax, for the third quarter was $231 million, an increase of $114 million, or 97%, over the prior year. Operating income, net of tax, excluding notable items was $254 million, an increase of $85 million, or 50%, which was driven by higher investment income primarily due to invested asset growth.
Our annual process of unlocking assumptions resulted in an increase in other liability costs of $20 million compared to an increase of $158 million in 2016.
Deposit Highlights
In the third quarter of 2017, we generated deposits of $2.8 billion, a decrease of 2% compared to the prior year.
Retail Sales: For the third quarter, we generated new deposits of $1.3 billion, down from the prior year which benefited from two newly launched products. During the quarter, we expanded our distribution with the addition of new partners, in both the bank and broker-dealer channels, as we have seen the impact of our ratings upgrade and expanded wholesale team.
Flow Reinsurance: Flow reinsurance deposits were $190 million in the third quarter, down from the prior year. Effective August 1, 2017 we began reinsuring traditional fixed and fixed indexed annuities for Lincoln Financial. We continue to pursue new reinsurance partners and develop new products to diversify our portfolio.
Institutional: For the third quarter, we generated $1.3 billion of new deposits within our institutional channel, comprised of funding agreements. Additionally, subsequent to quarter-end, we entered into our second and third pension risk transfer agreements totaling approximately $1.0 billion of obligations, covering approximately 30,000 retirees.

Selected Results

	As of and for the three months ended September 30,
(In millions, except percentages and per share data)	2017	2016
Deposits	$2,827	$2,882
Investments, including related parties	81,183	73,077
Invested assets	78,804	71,602
Debt to equity	—%	—%
Book value per share	$44.16	$37.77
Book value per share, ex. AOCI[1]	$38.10	$31.54
Common shares outstanding[2]	196.3	186.2
Operating diluted Class A common shares outstanding[3]	197.0	193.8
Total AHL shareholders' equity	$8,669	$7,031
Total AHL shareholders' equity excluding AOCI	7,507	6,111

ROE	13.0%	7.5%
ROE ex. AOCI	14.9%	8.4%
Operating ROE ex. AOCI	12.5%	7.9%

Retirement Services
Operating income, net of tax	$244	$142
Operating ROE ex. AOCI	18.5%	13.0%
Investment margin on deferred annuities	2.76%	2.79%
1Book value per share, ex AOCI is calculated as the ending AHL shareholders' equity excluding AOCI divided by the operating diluted Class A common shares outstanding.
2Represents common shares outstanding for all classes eligible to participate in dividends for each period presented. Utilized for the book value per share calculation.
3Operating diluted Class A common shares outstanding assumes conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares outstanding on a one-for-one basis, the impacts of all Class M common shares outstanding net of the conversion price and any other stock-based awards outstanding, but excluding any awards for which the exercise or conversion price exceeds the market value of Class A common shares on the applicable measurement date. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a 1-for-1 basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and settlement of the conversion price. We believe this non-GAAP measure is an appropriate economic representation of our share counts for use in an economic view of book value metrics.

	Three months ended September 30,
(In millions, except per share data)	2017	2016
Operating income, net of tax by segment
Retirement Services	$244	$142
Corporate and Other	(13)	(25)
Operating income, net of tax	231	117

Investment gains (losses), net of offsets	25	58
Change in fair values of derivatives and embedded derivatives - FIAs, net of offsets	46	(1)
Integration, restructuring and other non-operating expenses	(14)	(2)
Stock compensation expense	(7)	(46)
Income tax (expense) benefit - non-operating	(7)	—
Total non-operating adjustments	43	9
Net income available to AHL shareholders	$274	$126

Earnings per share - basic[1]	$1.40	$0.68
Earnings per share - diluted Class A2	$1.39	$0.68
Operating earnings per share - operating diluted Class A3	$1.18	$0.64
Weighted average shares outstanding - basic[1]	196.3	185.8
Weighted average shares outstanding - diluted Class A2	119.9	49.9
Weighted average shares outstanding - operating diluted Class A3	196.0	185.9

	Three months ended September 30,
(In millions)	2017	2016
Notable items
Retirement Services operating income, net of tax	$244	$142
Unlocking	20	158
Out of period actuarial adjustments	(13)	—
Deferred tax valuation allowance release	—	(102)
Tax effects of notable items	(1)	(11)
Retirement Services notable items	6	45
Retirement Services operating income, net of tax excluding notable items	250	187

Corporate and Other	(13)	(25)
Germany operating loss, net of tax	17	7
Corporate and Other operating income, net of tax excluding notable items	4	(18)
Operating income, net of tax, excluding notable items	$254	$169
1 Basic earnings per share, including basic weighted average shares outstanding includes all classes eligible to participate in dividends for each period presented.
2 Diluted earnings per share on a GAAP basis for Class A common shares, including diluted Class A weighted average shares outstanding, includes the dilutive impacts, if any, of Class B common shares, Class M common shares and any other stock-based awards. Such dilutive securities totaled 0.4 million weighted average shares in the quarter. Diluted earnings per share on a GAAP basis for Class A common shares are based on allocated net income of $167 million (61% of net income) and $34 million (27% of net income) for the three months ended September 30, 2017 and 2016, respectively. The increase in shares is mainly driven by Class B shares converting to Class A shares through the various offerings in 2016 and 2017.
3 Weighted average shares outstanding - operating diluted Class A assumes conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares on a one-for-one basis, the impacts of all Class M common shares net of the conversion price and any other stock-based awards but excluding any awards for which the exercise or conversion price exceeds the market value of Class A common shares on the applicable measurement date. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a 1-for-1 basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and settlement of the conversion price. In calculating Class A diluted earnings per share on a GAAP basis, we are required to apply sequencing rules to determine the dilutive impacts, if any, of our Class B common shares, Class M common shares and any other stock-based awards. To the extent our Class B common shares, Class M common shares and/or any other stock-based awards are not dilutive they are excluded. We believe this non-GAAP measure is an appropriate economic representation of our share counts for use in an economic view of diluted operating earnings per share.

Segment Results
Retirement Services
Q3 Results
In the third quarter, our Retirement Services operating income, net of tax, was $244 million, an increase of $102 million over the prior year. Operating income, net of tax, excluding notable items of unlocking impacts and immaterial out of period actuarial adjustments, was $250 million, an increase of $63 million, or 34%, generating an operating ROE excluding AOCI of 19.0%. The increase was driven by higher fixed and other investment income, partially offset by lower alternative investment income.
Investment income increased due to invested asset growth and higher short-term interest rates increasing floating rate investment income. Our annual process of unlocking assumptions resulted in an increase in other liability costs of $20 million, compared to an increase of $158 million in 2016.
Investment margin on deferred annuities was 2.76%, a decrease of 3 basis points over the prior year. The net investment earned rate was 4.64%, a decrease of 11 basis points over the prior year. Although short-term interest rates increased fixed and other investment returns in the quarter, this was more than offset by lower alternative returns. Alternative returns were lower as the prior year benefited from higher credit fund income due to more favorable credit spread tightening.
Cost of crediting was 1.88%, a favorable decrease of 8 basis points compared to the prior year, as a result of recent rate actions and lower option costs.
Corporate Segment
Q3 Results
In the third quarter, Corporate and Other operating loss, net of tax, was $13 million, as compared to a loss of $25 million in the prior year. In the third quarter 2017, our German operation had an operating loss of $17 million, primarily driven by policyholder dividends related to a timing difference in recognition of participating income under U.S. GAAP compared to German GAAP. Operating income, net of tax excluding this notable item was $4 million, an increase over prior year which had alternative investment losses reflecting a decline in the market value of public equity positions in one of our funds.
Conference Call Information
This press release and the third quarter 2017 financial supplement will be posted to the Company’s website at ir.athene.com.
Athene will conduct a conference call on Tuesday, November 7, 2017 at 9:00 a.m. ET to discuss third quarter 2017 results. Additionally, the company will post an earnings presentation deck on the ir.athene.com website prior to market open on November 7, 2017.

•	Live conference call: Toll-free at 1-888-317-6003 (domestic) or 1-412-317-6061 (international)

•	Participant entry number: 4280009

•	Replay available through November 21, 2017 at 1-877-344-7529 (domestic) or 1-412-317-0088 (international)

•	Replay access code: 10113049

•	Live and archived webcast available at ir.athene.com
Investor Relations Contact:             Media Contact:
Paige Hart                         Karen Lynn
+1 441-279-8527                    +1 441-279-8460
+1 310-698-4478                    +1 515-342-3910
phart@athene.com                    klynn@athene.com

About Athene Holding Ltd.
Athene, through its subsidiaries, is a leading retirement services company that issues, reinsures and acquires retirement savings products designed for the increasing number of individuals and institutions seeking to fund retirement needs. The products offered by Athene include:

•	Retail fixed and fixed indexed annuity products;

•	Reinsurance arrangements with third-party annuity providers; and

•	Institutional products, such as funding agreements and group annuity contracts related to pension risk transfers.

Athene's principal subsidiaries include Athene Annuity & Life Assurance Company, a Delaware-domiciled insurance company, Athene Annuity and Life Company, an Iowa-domiciled insurance company, Athene Annuity & Life Assurance Company of New York, a New York-domiciled insurance company, Athene Life Re Ltd., a Bermuda-domiciled reinsurer and Athene Lebensversicherung AG, a German-based life insurance company.
Further information about our companies can be found at www.athene.com.
Non-GAAP Measures
In addition to our results presented in accordance with GAAP, our results of operations include certain non-GAAP measures commonly used in our industry. Management believes the use of these non-GAAP measures, together with the relevant GAAP measures, provides information that may enhance an investor's understanding of our results of operations and the underlying profitability drivers of our business. The majority of these non-GAAP measures are intended to remove from the results of operations the impact of market volatility (other than with respect to alternative investments) as well as integration, restructuring and certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results in accordance with GAAP and should not be viewed as a substitute for the GAAP measures. See Non-GAAP Measure Reconciliations for the appropriate reconciliations to the GAAP measures.

Operating income, net of tax, a commonly used term in the life insurance industry, and operating income, net of tax excluding notable items are non-GAAP measures used to evaluate our financial performance excluding market volatility and expenses related to integration, restructuring, stock compensation, and certain other expenses. Our operating income, net of tax, equals net income available to AHL’s shareholders adjusted to eliminate the impact of the following (collectively, the “non-operating adjustments”):

•	Investment Gains (Losses), Net of Offsets

•	Change in Fair Values of Derivatives and Embedded Derivatives - FIAs, Net of Offsets

•	Integration, Restructuring, and Other Non-operating Expenses

•	Stock Compensation Expense

•	Bargain Purchase Gain

•	Income Tax (Expense) Benefit - Non-operating

We consider these non-operating adjustments to be meaningful adjustments to net income available to AHL's shareholders and we believe using a measure which excludes the impact of these items is effective in analyzing the trends in our results of operations. Operating income, net of tax excluding notable items equals net income available to AHL's shareholders adjusted for non-operating adjustments and certain notable items in the period that facilitate the evaluation of our underlying profitability. Together with net income available to AHL's shareholders, we believe operating income, net of tax, and operating income, net of tax excluding notable items provide meaningful financial metrics that help investors understand our underlying results and profitability. Operating income, net of tax, and operating income, net of tax excluding notable items should not be used as a substitute for net income available to AHL's shareholders.

ROE excluding AOCI and operating ROE excluding AOCI are non-GAAP measures used to evaluate our financial performance excluding the impacts of AOCI. AOCI fluctuates period-to-period in a manner inconsistent with our underlying profitability drivers as the majority of such fluctuation is related to the market volatility of the unrealized gains and losses associated with our AFS securities. Once we have reinvested acquired blocks of businesses, we typically buy and hold AFS investments to maturity throughout the duration of market fluctuations. Therefore, the period-over-period impacts in unrealized gains and losses are not necessarily indicative of current operating fundamentals or future performance. Accordingly, we believe using measures which exclude AOCI is useful in analyzing the trends of our operations. To enhance the ability to analyze these measures across periods, interim periods are annualized. ROE excluding AOCI and operating ROE excluding AOCI should not be used as a substitute for ROE. However, we believe the adjustments to equity are significant to gaining an understanding of our overall results of operations.

Operating earnings per share - operating diluted Class A, weighted average shares outstanding - operating diluted Class A common shares and book value per share excluding AOCI are non-GAAP measures used to evaluate our financial performance and financial condition. The non-GAAP measures adjust the number of shares included in the corresponding GAAP measures to reflect the conversion or settlement of all shares and other stock-based awards outstanding. We believe using these measures represent an economic view of our share counts and provide a simplified and consistent view of our outstanding shares. Operating earnings per share - operating diluted Class A is calculated as the operating income, net of tax, over the weighted average shares outstanding - operating diluted Class A common shares. Book value per share excluding AOCI is calculated as the ending AHL shareholders' equity excluding AOCI divided by the operating diluted Class A common shares outstanding. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a one-for-one basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and settlement of the conversion price. In calculating Class A diluted earnings per share on a GAAP basis, we are required to apply sequencing rules to determine the dilutive impacts, if any, of our Class B common shares, Class M common shares and any other stock-based awards. To the extent our Class B common shares, Class M common shares and/or any other stock-based awards are not dilutive they are excluded. Weighted average shares outstanding - operating diluted Class A common shares and operating diluted Class A common shares outstanding assume conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares on a one-for-one basis, the impacts of all Class M common shares net of the conversion price and any other stock-based awards, but excluding any awards for which the exercise or conversion price exceeds the market value of our Class A common shares on the applicable measurement date. For certain historical periods, Class M shares were not included due to issuance restrictions which were contingent upon our IPO. Operating earnings per share - operating diluted Class A, weighted average shares outstanding - operating diluted Class A common shares and book value per share excluding AOCI should not be used as a substitute for basic earnings per share - Class A common shares, basic weighted average shares outstanding - Class A or book value per share. However, we believe the adjustments to the shares and equity are significant to gaining an understanding of our overall results of operations and financial condition.

Investment margin is a key measurement of the financial health of our Retirement Services core deferred annuities. Investment margin on our deferred annuities is generated from the excess of our net investment earned rate over the cost of crediting to our policyholders. Net investment earned rate is a key measure of investment returns and cost of crediting is a key measure of the policyholder benefits on our deferred annuities. Net investment earned rate, cost of crediting and investment margin on deferred annuities are non-GAAP measures we use to evaluate the profitability of our core deferred annuities business. We believe measures like net investment earned rate, cost of crediting and investment margin on deferred annuities are effective in analyzing the trends of our core business operations, profitability and pricing discipline. While we believe net investment earned rate, cost of crediting and investment margin on deferred annuities are meaningful financial metrics and enhance our understanding of the underlying profitability drivers of our business, they should not be used as a substitute for net investment income and interest sensitive contract benefits presented under GAAP.

•
Net investment earned rate is a non-GAAP measure we use to evaluate the performance of our invested assets that does not correspond to GAAP net investment income. Net investment earned rate is computed as the income from our invested assets divided by the average invested assets for the relevant period. To enhance the ability to analyze these measures across periods, interim periods are annualized. The adjustments to arrive at our net investment earned rate add alternative investment gains and losses, gains and losses related to trading securities for CLOs, net VIE impacts (revenues, expenses and noncontrolling interest) and the change in reinsurance embedded derivatives. We include the income and assets supporting our assumed reinsurance by evaluating the underlying investments of the funds withheld at interest receivables and we include the net investment income from those underlying investments which does not correspond to the GAAP presentation of reinsurance embedded derivatives. We exclude the income and assets supporting business that we have exited through ceded reinsurance including funds withheld agreements. We believe the adjustments for reinsurance provide a net investment earned rate on the assets for which we have economic exposure.

•
Cost of crediting is the interest credited to the policyholders on our fixed strategies as well as the option costs on the index annuity strategies. With respect to FIAs, the cost of providing index credits includes the expenses incurred to fund the annual index credits, and where applicable, minimum guaranteed interest credited. The interest credited on fixed strategies and option costs on index annuity strategies are divided by the average account value of our deferred annuities. Our average account values are averaged over the number of quarters in the relevant period to obtain our cost of crediting for such period. To enhance the ability to analyze these measures across periods, interim periods are annualized.

In managing our business we analyze invested assets, which do not correspond to total investments, including investments in related parties, as disclosed in our consolidated financial statements and notes thereto. Invested assets represent the investments that directly back our policyholder liabilities as well as surplus assets. Invested assets is used in the computation of net investment earned rate, which allows us to analyze the profitability of our investment portfolio. Invested assets includes (a) total investments on the consolidated balance sheets with AFS securities at cost or amortized cost, excluding derivatives, (b) cash and cash equivalents and restricted cash, (c) investments in related parties, (d) accrued investment income, (e) the consolidated VIE assets, liabilities and noncontrolling interest, (f) net investment payables and receivables and (g) policy loans ceded (which offset the direct policy loans in total investments). Invested assets also excludes assets associated with funds withheld liabilities related to business exited through reinsurance agreements and derivative collateral (offsetting the related cash positions). We include the underlying investments supporting our assumed funds withheld and modco agreements in our invested assets calculation in order to match the assets with the income received. We believe the adjustments for reinsurance provide a view of the assets for which we have economic exposure. Our invested assets are averaged over the number of quarters in the relevant period to compute our net investment earned rate for such period.

Sales statistics do not correspond to revenues under GAAP, but are used as relevant measures to understand our business performance as it relates to deposits generated during a specific period of time. Our sales statistics include deposits for fixed rate annuities and FIAs and align with the LIMRA definition of all money paid into an individual annuity, including money paid into new contracts with initial purchase occurring in the specified period and existing contracts with initial purchase occurring prior to the specified period (excluding internal transfers).
Safe Harbor for Forward Looking Statements
This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of AHL’s management and the management of AHL’s subsidiaries. Generally, forward-looking statements include actions, events, results, strategies and expectations and are often identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of our assumptions and estimates; our ability to maintain or improve financial strength ratings; our ability to manage our business in a highly regulated industry; regulatory changes or actions; the impact of our reinsurers failing to meet their assumed obligations; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; our ability to protect our intellectual property; the ability to maintain or obtain approval of the Delaware Department of Insurance, the Iowa Insurance Division and other regulatory authorities as required for our operations; and other factors discussed from time to time in AHL’s filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2016, which can be found at the SEC’s website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. We do not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.
# # #

Athene Holding Ltd.
Condensed Consolidated Balance Sheets (unaudited)

	September 30,	December 31,
(In millions)	2017	2016
Assets
Investments
Available-for-sale securities, at fair value
Fixed maturity securities	$58,516	$52,033
Equity securities	318	353
Trading securities, at fair value	2,709	2,581
Mortgage loans, net of allowances	6,445	5,470
Investment funds	747	689
Policy loans	571	602
Funds withheld at interest	6,964	6,538
Derivative assets	1,982	1,370
Real estate	621	542
Short-term investments, at fair value	108	189
Other investments	77	81
Total investments	79,058	70,448
Cash and cash equivalents	3,607	2,445
Restricted cash	100	57
Investments in related parties
Available-for-sale securities, at fair value
Fixed maturity securities	409	335
Equity securities	—	20
Trading securities, at fair value	140	195
Investment funds	1,330	1,198
Short-term investments	8	—
Other investments	238	237
Accrued investment income	626	554
Reinsurance recoverable	5,768	6,001
Deferred acquisition costs, deferred sales inducements and value of business acquired	2,903	2,940
Current income tax recoverable	29	107
Deferred tax assets	12	372
Other assets	868	869
Assets of consolidated variable interest entities
Investments
Available-for-sale securities, at fair value
Equity securities - related party	173	161
Trading securities, at fair value – related party	195	167
Investment funds	593	573
Cash and cash equivalents	1	14
Other assets	3	6
Total assets	$96,061	$86,699

	September 30,	December 31,
(In millions)	2017	2016
Liabilities and Equity
Liabilities
Interest sensitive contract liabilities	$67,024	$61,532
Future policy benefits	15,687	14,592
Other policy claims and benefits	211	217
Dividends payable to policyholders	1,017	974
Derivative liabilities	92	40
Payables for collateral on derivatives	1,896	1,383
Funds withheld liability	394	380
Other liabilities	1,024	688
Liabilities of consolidated variable interest entities	47	34
Total liabilities	87,392	79,840
Equity
Common stock	—	—
Additional paid-in capital	3,461	3,421
Retained earnings	4,046	3,070
Accumulated other comprehensive income	1,162	367
Total Athene Holding Ltd. shareholders' equity	8,669	6,858
Noncontrolling interest	—	1
Total equity	8,669	6,859
Total liabilities and equity	$96,061	$86,699

Athene Holding Ltd.
Condensed Consolidated Statements of Income (unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions)	2017	2016	2017	2016
Revenue
Premiums	$72	$85	$503	$205
Product charges	86	71	252	206
Net investment income	820	743	2,427	2,137
Investment related gains (losses)	473	380	1,615	523
OTTI investment losses
OTTI losses	(11)	(7)	(23)	(31)
OTTI losses (gains) recognized in OCI	(2)	1	(2)	4
Net OTTI losses	(13)	(6)	(25)	(27)
Other revenues	8	8	24	25
Revenues of consolidated variable interest entities
Net investment income	10	7	30	40
Investment related gains (losses)	17	(16)	29	(70)
Total revenues	1,473	1,272	4,855	3,039
Benefits and Expenses
Interest sensitive contract benefits	621	491	1,866	1,081
Amortization of DSI	13	13	42	19
Future policy and other policy benefits	259	391	1,051	873
Amortization of DAC and VOBA	80	120	251	210
Dividends to policyholders	48	35	129	65
Policy and other operating expenses	158	180	479	447
Operating expenses of consolidated variable interest entities	—	4	—	13
Total benefits and expenses	1,179	1,234	3,818	2,708
Income before income taxes	294	38	1,037	331
Income tax expense (benefit)	20	(88)	53	(73)
Net income	274	126	984	404
Less: Net income attributable to noncontrolling interests	—	—	—	—
Net income available to AHL shareholders	$274	$126	$984	$404

Non-GAAP Measure Reconciliations
The reconciliation of operating earnings, net of tax excluding notable items to net income available to AHL shareholders is as follows:

	Three months ended September 30,
(In millions)	2017	2016
Operating income, net of tax excluding notable items by segment
Retirement Services operating income, net of tax excluding notable items	$250	$187
Unlocking	(20)	(158)
Actuarial out of period adjustments	13	—
Deferred tax valuation allowance release	—	102
Tax effects of notable items	1	11
Retirement Services notable items	(6)	(45)
Retirement Services operating income, net of tax	244	142

Corporate and Other operating income, net of tax excluding notable items	4	(18)
Germany operating loss, net of tax	(17)	(7)
Corporate and Other operating income, net of tax	(13)	(25)
Operating income, net of tax	231	117
Total non-operating adjustments	43	9
Net income available to AHL shareholders	$274	$126
The reconciliation of operating earnings per operating dilutive Class A common share to basic earnings per Class A common shares is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Operating income, net of tax – per operating dilutive Class A common share	$1.18	$0.64	$3.97	$2.41
Investment gains (losses), net of offsets	0.13	0.31	0.71	0.53
Change in fair values of derivatives and embedded derivatives - FIAs, net of offsets	0.23	—	0.79	(0.49)
Integration, restructuring and other non-operating expenses	(0.07)	(0.02)	(0.17)	(0.05)
Stock compensation expense	(0.04)	(0.25)	(0.15)	(0.32)
Income tax (expense) benefit - non-operating	(0.03)	0.01	(0.12)	0.08
Total non-operating adjustments	0.22	0.05	1.06	(0.25)
Effect of items convertible to or settled in Class A common shares	—	(0.01)	0.02	0.02
Basic earnings per share – Class A common shares	$1.40	$0.68	$5.05	$2.18

The reconciliation of basic weighted average Class A shares to weighted average operating diluted Class A shares is as follows:

	Three months ended September 30,		Nine months ended September 30,
(In millions)	2017	2016	2017	2016
Basic weighted average shares outstanding - Class A	119.5	49.8	101.5	50.0
Conversion of Class B shares to Class A shares	69.9	136.0	87.7	135.9
Conversion of Class M shares to Class A shares	6.1	—	6.2	—
Effect of other stock compensation plans	0.5	0.1	0.4	0.1
Weighted average shares outstanding - operating diluted Class A common shares	196.0	185.9	195.8	186.0
The reconciliation of AHL shareholders’ equity to AHL shareholders’ equity excluding AOCI included in ROE excluding AOCI, operating income ROE excluding AOCI and book value per share excluding AOCI is as follows:

	September 30,
(In millions)	2017	2016
Total AHL shareholders' equity	$8,669	$7,031
Less: AOCI	1,162	920
Total AHL shareholders' equity excluding AOCI	$7,507	$6,111

Retirement Services	$5,371	$4,542
Corporate and Other	2,136	1,569
Total AHL shareholders' equity excluding AOCI	$7,507	$6,111
The reconciliation of basic Class A shares outstanding to operating diluted Class A outstanding shares is as follows:

	September 30,
(In millions)	2017	2016
Class A common shares outstanding	119.9	50.2
Conversion of Class B shares to Class A shares	69.5	136.0
Conversion of Class M shares to Class A shares	6.7	7.2
Effect of other stock compensation plans	0.9	0.4
Operating diluted Class A common shares outstanding	197.0	193.8
The reconciliation of book value per share to book value per share, excluding AOCI is as follows:

	September 30,
	2017	2016
Book value per share	$44.16	$37.77
AOCI	(5.92)	(4.95)
Effect of items convertible to or settled in Class A common shares	(0.14)	(1.28)
Book value per share, excluding AOCI	$38.10	$31.54

The reconciliation of net investment income to net investment earnings and earned rate is as follows:

	Three months ended September 30,				Nine months ended September 30,
	2017		2016		2017		2016
(In millions)	Dollar	Rate	Dollar	Rate	Dollar	Rate	Dollar	Rate
GAAP net investment income	$820	4.23%	$743	4.20%	$2,427	4.31%	$2,137	4.12%
Reinsurance embedded derivative impacts	40	0.20%	55	0.31%	137	0.25%	144	0.28%
Net VIE earnings	27	0.14%	(13)	(0.07)%	59	0.10%	(43)	(0.08)%
Alternative income gain (loss)	(4)	(0.02)%	(2)	(0.01)%	(11)	(0.02)%	(34)	(0.07)%
Other	(20)	(0.10)%	(6)	(0.03)%	(50)	(0.09)%	(21)	(0.04)%
Total adjustments to arrive at net investment earnings/earned rate	43	0.22%	34	0.20%	135	0.24%	46	0.09%
Total net investment earnings/earned rate	$863	4.45%	$777	4.40%	$2,562	4.55%	$2,183	4.21%

Retirement Services	$811	4.64%	$754	4.75%	$2,412	4.75%	$2,155	4.64%
Corporate and Other	52	2.72%	23	1.26%	150	2.71%	28	0.53%
Total net investment earnings/earned rate	$863	4.45%	$777	4.40%	$2,562	4.55%	$2,183	4.21%

Retirement Services average invested assets	$69,868		$63,641		$67,722		$62,009
Corporate and Other average invested assets	7,673		7,089		7,398		7,120
Average invested assets	$77,541		$70,730		$75,120		$69,129
The reconciliation of interest sensitive contract benefits to Retirement Services' cost of crediting on deferred annuities, and the respective rates, is as follows:

	Three months ended September 30,				Nine months ended September 30,
	2017		2016		2017		2016
(In millions)	Dollar	Rate	Dollar	Rate	Dollar	Rate	Dollar	Rate
GAAP interest sensitive contract benefits	$621	4.35%	$491	3.72%	$1,866	4.43%	$1,081	2.83%
Interest credited other than deferred annuities	(41)	(0.29)%	(34)	(0.26)%	(109)	(0.26)%	(91)	(0.24)%
FIA option costs	154	1.08%	141	1.07%	448	1.08%	416	1.08%
Product charges (strategy fees)	(19)	(0.13)%	(14)	(0.11)%	(53)	(0.13)%	(38)	(0.10)%
Reinsurance embedded derivative impacts	9	0.06%	8	0.06%	27	0.06%	21	0.05%
Change in fair values of embedded derivatives - FIAs	(464)	(3.25)%	(326)	(2.47)%	(1,397)	(3.32)%	(669)	(1.74)%
Negative VOBA amortization	8	0.06%	12	0.09%	30	0.07%	36	0.09%
Unit linked change in reserve	—	—%	(20)	(0.15)%	(17)	(0.04)%	(1)	—%
Other changes in interest sensitive contract liabilities	—	—%	1	0.01%	—	—%	—	—%
Total adjustments to arrive at cost of crediting on deferred annuities	(353)	(2.47)%	(232)	(1.76)%	(1,071)	(2.54)%	(326)	(0.86)%
Retirement Services cost of crediting on deferred annuities	$268	1.88%	$259	1.96%	$795	1.89%	$755	1.97%

Average account value on deferred annuities	$57,050		$52,739		$56,102		$51,183

The reconciliation of total investments, including related parties, to invested assets is as follows:

	September 30,
(In millions)	2017	2016
Total investments, including related parties	$81,183	$73,077
Derivative assets	(1,982)	(1,169)
Cash and cash equivalents (including restricted cash)	3,707	2,626
Accrued income	626	543
Derivative collateral	(1,896)	(1,121)
Reinsurance funds withheld and modified coinsurance	(537)	(392)
VIE assets, liabilities and noncontrolling interest	918	837
AFS unrealized (gain) loss	(2,594)	(2,450)
Ceded policy loans	(325)	(349)
Net investment receivables (payables)	(296)	—
Total adjustments to arrive at invested assets	(2,379)	(1,475)
Total invested assets	$78,804	$71,602